Exhibit 3.4

CERTIFICATE OF INCORPORATION

OF

VACATION HOLDINGS HAWAII, INC.

I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do hereby execute this Certificate of Incorporation and do hereby certify as follows:

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is;

Vacation Holdings Hawaii, Inc.

ARTICLE II

The address of the Corporation’s registered Office in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, City of Dover, County of Kent, State of Delaware 19904. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

The Corporation shall be authorized to issue 40,000 shares of capital stock, 10,000 shares of which shall be Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), 10,000 shares of which shall be Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”) and, together with the Class A Common Stock, the “Common Stock”) and 20,000 shares of which shall be Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

Section 1               Common Stock.

(a)           General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series. Except as otherwise provided in Section 1 of this Article IV and as otherwise required by applicable law, all shares of Class A Common Stock and Class B Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights, preferences and privileges, subject to the same qualifications, limitations and restrictions, as set forth herein.

(b)           Voting. Except as otherwise provided herein or required by applicable law, (a) each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the shareholders of the Corporation and (b) each holder of. Class

B Common Stock shall not be entitled to vote on any matter that is submitted to a vote or for the consent of the shareholders of the Corporation. Holders of Common Stock shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the shareholders of the Corporation.

(c)           Dividends. Subject to the provisions of the Preferred Stock, as and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive such dividends pro rata among all holders of Common Stock at the same rate per share of each class of Common Stock; provided, that (a) if dividends are declared or paid in shares of Common Stock, the dividends payable to holders of Class A Common Stock shall be payable in shares of Class A Common Stock and the dividends. payable to holders of Class B Common Stock shall be payable in shares of Class B Common Stock and (b) if the dividends consist of other voting securities of the Corporation, the Corporation shall make available to each holder of Class B Common Stock dividends consisting of nonvoting securities (except as otherwise required by law) of the Corporation which are otherwise identical to the voting securities and which are convertible into such voting securities on the same terms as the Class B Common Stock is convertible into the Class A Common Stock.

(d)           Liquidation. Subject to the provisions of the Preferred Stock, the holders of Class A Common Stock and Class B Common Stock shall be entitled to participate pro rata at the same rate per share of each class of Common Stock in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

(e)           Conversion.

(i)            In connection with the occurrence of a Conversion Event, each outstanding share of Class B Common Stock shall be converted into a share of Class A Common Stock. For the purposes of Section l(e) of this Article IV, (i) “Conversion Event” shall mean (x) the occurrence of an initial Public Offering, or (y) the vote by the holders of a majority of the outstanding shares of Class A Common Stock to convert all of the shares of Class B Common Stock into shares of Class A Common Stock, and “Public Offering” shall mean the sale of shares of the Corporation’s Common Stock in an Underwritten public offering registered under the Securities Act of 1933, as amended from time to time (other than a public offering relating solely to a transaction under Rule 145 promulgated pursuant to the Securities Act (or any successor thereto) or to an employee benefit plan of the Corporation).

(ii)           The conversion of Class B Common Stock into Class A Common Stock shall be deemed to have been effected as of the close of business on the date of the Conversion Event and at such time the rights of the holder of the converted Class B Common Stock shall cease and each holder shall be deemed to have become tile holder of record of the shares of Class A Common Stock represented thereby.

(iii)          Promptly after the surrender of certificates and the receipt of written notice, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates for the Class A Common Stock issuable upon such conversion.

(iv)          The issuance of certificates for Class A Common Stock upon conversion of Class B Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Class A Common Stock.

(v)           The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon the conversion of the Class B Common Stock, such number of shares of Class A Common Stock issuable upon the conversion of all outstanding Class B Common Stock.

(vi)          The Corporation shall not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Class B Common Stock. The Corporation shall assist and cooperate with any holder of Class. B Common Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Class B Common Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

(f)            Stock Splits. If the Corporation in any manner subdivides or combines or takes any similar action with respect to the outstanding shares of one class of Common Stock, the outstanding shares of the other classes of Common Stock shall be proportionately subdivided or combined in a similar manner or a similar action will be taken with respect to such other classes.

Section 2               Preferred Stock. Preferred Stock shall be issued in one or more series. The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Section 3               Series A Preferred Stock. The designated powers, preferences and rights, and qualifications, limitations and restrictions thereof, of the Series A Preferred Stock are as follows:

(a)           Number of Shares; Designation. A total of ten thousand (10,000) shares of Preferred Stock are hereby designated as “Series A Preferred Stock” (the “Series A Preferred Stock”).

(b)           Rank. The Series A Preferred Stock shall, with respect to payment of dividends, (i) rank senior and prior to the Common Stock and all Junior Dividend Stock (as defined in Paragraph (c)(i)(D)), (ii) rank 011 a parity with all Parity Dividend Stock (as defined in Paragraph (c)(i)(D)), and (iii) rank junior to any class or series of capital stock ranking senior and prior to the Series A Preferred Stock with respect to the payment of dividends (“Senior Dividend Stock”) and to any class or series of capital stock of the Corporation (other than the Common Stock), whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks on a parity with or junior to the Series A Preferred Stock as to dividends. The Series A Preferred Stock shall, with respect to rights upon liquidation, dissolution or winding up of the affairs of the Corporation,

(c)           Dividends. (i)(A) The holders of the issued and outstanding shares of the Series A Preferred Stock shall be entitled to receive, to the extent funds are legally available therefor, as and when declared by the Board, cumulative dividends at the annual rate per share of 10% of the Liquidation Preference (as defined in Paragraph (d)(i)), and all unpaid dividends, if any, whether or not declared, from the date of issuance of each share of Series A Preferred Stock to the applicable dividend payment date. Dividends on shares of Series A Preferred Stock shall be payable quarterly. The first dividend shall be payable on [June 30], 2007, and thereafter, dividends shall be payable on each September 30, December 31, March 31 and June 30 (each, a “Dividend Payment Date”).

(B)          Dividends on the Series A Preferred Stock shall be paid in cash or, at the election of the Board, in additional shares of Series A Preferred Stock. If any dividends are paid in additional shares of Series A Preferred Stock, the issuance of the requisite number of such shares of Series A Preferred Stock (such number determined as. provided in the next sentence) shall constitute full payment of any such dividend. Shares, or fractions thereof, of Series A Preferred Stock issued to pay dividends shall be valued at their Liquidation Preference. All dividend payments paid with respect to shares of Series A Preferred Stock shall be paid pro rata to the holders entitled thereto. All shares of Series A Preferred Stock issued as a dividend with respect to shares of Series A Preferred Stock shall thereupon be duly authorized, validly issued, fully paid and non-assessable.

(C)          Each fractional share of the Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of the Series A Preferred Stock pursuant to Paragraph (c)(i)(A) of this Section 3, and all of such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrue (whether or not declared), without interest, and shall be payable in the same manner and at such times as provided for in Paragraphs (c)(i)(A) and (c)(i)(B) of this Section 3 with respect to dividends on each outstanding share of the Series A Preferred Stock.

(D)          Dividends to be paid on a Dividend Payment Date shall be payable to the holders of record of shares of the Series A Preferred Stock as they appear on the stock register of the Corporation at the close of business on such record dates (each, a “Dividend Payment Record Date”), which shall be not more than 40 days nor fewer than 10 days preceding each Dividend Payment Date thereof, as shall be fixed by the Board. Holders of shares of the Series A Preferred Stock shall be entitled to receive dividends in preference to and in priority over dividends upon the Common Stock and any other series or class of the Corporation’s capital stock that ranks junior as to dividends to the Series A Preferred Stock (“Junior Dividend Stock”) and shall be on a parity as to dividends with any series or class of that: Corporation’s capital stock that does not rank senior or junior as to dividends with the Series A Preferred Stock (“Parity Dividend Stock”). The holders of shares of the Series A Preferred Stock shall not be entitled to any dividends in excess of full cumulative dividends, as herein provided.

(ii)           No dividends, other than dividends payable solely in Common Stock, Junior Dividend Stock, or warrants or other rights to acquire Common Stock or Junior Dividend Stock, shall be paid or declared and set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation or entity directly or indirectly controlled by the Corporation of, any Common Stock or Junior Dividend Stock unless and until all accrued and unpaid dividends on the Series A Preferred Stock shall have been paid.

(iii)          No dividends paid in cash shall be paid or declared and set apart for payment on any Parity Dividend Stock for any period unless the Corporation has paid or declared and set apart for payment, or contemporaneously pays or declares and sets apart for payment, on the Series A Preferred Stock all accrued and unpaid dividends for all dividend payment periods terminating on or prior to the date of payment of such dividends.

(d)                                 Liquidation.

(i)            In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive $100,000 per share (the “Liquidation Preference”), plus an amount in cash equal to the accrued and unpaid dividends thereon, whether or not declared, to the payment date.

(ii)           In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of shares of Series A Preferred Stock (A) shall not be entitled to receive the Liquidation Preference of the shares held by them until payment in full or provision has been made for the payment of all claims of creditors of the Corporation and the liquidation preference of any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the affairs of the Corporation (“Senior Liquidation Stock”), plus accrued and unpaid dividends thereon, if any, whether or not declared, to the payment date, shall have been paid in full and (B) shall be entitled to receive the Liquidation Preference of such shares held by them, plus an amount in cash equal to the accrued and unpaid dividends thereon, if any, whether or not declared, to the payment date, in preference to and in priority over any distributions upon the Common Stock and any other series or class of the Corporation’s capital stock that ranks junior to the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up of the affairs of the Corporation (“Junior Liquidation Stock”). Upon payment in full of the Liquidation Preference plus an amount in cash equal to the accrued and unpaid dividends thereon, if any, whether or not declared, to the payment date, to which the holders of shares of the Series A Preferred Stock are entitled, the holders of shares of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation. Subject to clause (A) above, if the assets of the Corporation are not sufficient to pay in full the Liquidation Preference plus an amount in cash equal to the accrued and unpaid dividends thereon, if any, whether or not declared, to the payment date, payable to the holders of shares of the Series A Preferred Stock and the liquidation preference payable to the holders of any series or class of the Corporation’s capital stock, outstanding on the date hereof or hereafter issued, that ranks on a parity with the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up of the affairs of the Corporation (“Parity Liquidation Stock”), the holders of all such shares shall share ratably in proportion to the full respective preferential amounts payable on such shares in any distribution.

(iii)          For the purposes of this paragraph (d), neither the sale of all or substantially all of the assets of the Corporation nor the consolidation or merger of the Corporation with or into any other entity shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, unless (A) such sale, consolidation or merger shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation or (B) a majority of the outstanding shares of Series A Preferred Stock entitled to vote thereon shall have consented to the treatment of such sale, consolidation or merger as a liquidation of the Corporation, in which case such sale, consolidation or merger shall be deemed a liquidation of the Corporation for purposes of this paragraph (d), and in which case, as a condition precedent to such sale, consolidation or merger, and immediately prior thereto, the outstanding shares of Series A Preferred Stock shall be redeemed for an amount in cash (or such other securities or property to which a majority of the outstanding shares of Series A Preferred Stock entitled to vote thereon shall have consented) equal to the Liquidation Preference thereof plus an amount equal to the accrued and unpaid dividends thereon, if any, whether or not declared, to the redemption date.

(e)                                  Voting Rights.

(i)                                     Except as otherwise required by law and as set forth in paragraph (e)(ii) below, the holders of Series A Preferred Stock shall have no voting rights.

(ii)                                  So long as any shares of the Series A Preferred Stock are outstanding, in addition to any vote or consent of stockholders required by law or by the Corporation’s Certificate of Incorporation, the affirmative vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock at any time issued and outstanding, acting as a single class, given in person or by proxy at any meeting called for such purpose, shall be necessary for effecting or validating:

(A)                               any reclassification of the Series A Preferred Stock or any amendment, alteration or repeal (including as a result of a merger or consolidation involving the Corporation, including a merger or consolidation in which the Series A Preferred Stock is converted into a different class or series of stock or other securities of this Corporation or stock or other securities of another corporation, including, in the latter case, stock having rights preferences and powers identical to those of the Series A Preferred

Stock and including any merger in which the Series A Preferred Stock is converted into cash) of any of the provisions of the Certificate of Incorporation or Bylaws of the Corporation which adversely affects the voting powers, rights or preferences of the holders of the shares of Series A Preferred Stock; provided, that any amendment of the provisions of the Corporation’s Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, Junior Liquidation Stock or Junior Dividend Stock shall not be deemed to affect adversely the voting powers, rights or preferences of the holders of shares of Series A Preferred Stock;

(B)                               the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of Senior Liquidation Stock, Parity Liquidation Stock; Senior Dividend Stock or Parity Dividend Stock or any security convertible into shares of any class or series of Senior Liquidation Stock, Parity Liquidation Stock, Senior Dividend Stock or Parity Dividend Stock; or

(C)                               the consolidation of the Corporation with or into any other entity, and the merger of the Corporation into any other entity or the merger of the Corporation with any other entity in a merger in which the Corporation is the surviving entity, unless, in the latter case, the resulting corporation will thereafter have no class or series of shares and no other securities either authorized or outstanding ranking prior to, or on a parity with, shares of Series A Preferred Stock in the payment of dividends or the distribution of its assets on liquidation, dissolution or winding up.

In connection with any right to vote pursuant to paragraph (e)(ii), each holder of shares of Series A Preferred Stock shall have one vote for each share held.

(f)                                   Waiver. Any rights of the holders of Series A Preferred Stock set forth herein may be waived by the affirmative vote or consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

(g)                                  Status of Shares. All shares of the Series A Preferred Stock that are at any time reacquired by the Corporation shall be retired by the Board and shall not be reissued and, upon the taking of any action required by applicable law, shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board as shares of any one or more other series.

ARTICLE V

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.

ARTICLE VII

The Corporation reserves the right at any time from time to time to amend, after, change or repeal any pro vision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII

The Corporation hereby renounces, to the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any business opportunities presented to one or more of its directors or stockholders.

ARTICLE IX

Section 1                                              Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

Section 2                                              Indemnification and Insurance.

(a)                                 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b)                                 Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful i n whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending my proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation

Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant bas not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c)                                  Non-Exclusivity of Right. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

(d)                                 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

ARTICLE X

The name and mailing address of the incorporator is Gregg Winiarski c/o IAC/InterActiveCorp, 555 West 18th Street, New York, New York 10011.

IN WITNESS WHEREOF, I, the undersigned, being the incorporator herein before named, do hereby further certify that the facts hereinabove stated are truly set forth and, accordingly, I have hereunto set my hand this 11th day of April, 2007.

/s/ Gregg Winiarski
Gregg Winiarski
Incorporator

CERTIFICATE OF AMENDMENT OF
THE CERTIFICATE OF INCORPORATION OF
VACATION HOLDINGS HAWAII, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Vacation Holdings Hawaii, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the certificate of incorporation of the Corporation:

Article IV Section 1(e) is hereby deleted in its entirety and Article IV Section 1(f) is hereby modified to become Article IV Section 1(e).

SECOND: That by action of written consent dated September 19, 2008, the stockholders of the Corporation entitled to vote thereon consented to the adoption of such amendment.

THIRD: That said amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That said amendment shall become effective on the date of filing.

[signature appears on next page]

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 22nd day of September, 2008.

VACATION HOLDINGS HAWAII, INC.

By:	/s/ Jeanette E. Marbert
Name:	Jeanette E. Marbert
Title:	Executive Vice President

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of Vacation Holdings Hawaii, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Article I” so that, as amended, said Article shall be and read as follows:

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

HOSPITALITY PARTNERS, INC.

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 7th day of May, 2014

By:	/s/ Victoria J. Kincke
Authorized Officer
Title:	Sr. Vice President and Secretary
Name:	Victoria J. Kincke
Print or Type

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of HOSPITALITY PARTNERS, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Article I” so that, as amended, said Article shall be and read as follows:

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

AHR HOSPITALITY PARTNERS, INC.

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 11th day of September, 2014

By:	/s/ Victoria J. Kincke
Authorized Officer
Title:	Sr. Vice President and Secretary
Name:	Victoria J. Kincke
Print or Type